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                                                                    EXHIBIT 11.1

                              ADVENT SOFTWARE, INC

            STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                                                                SIX MONTH PERIOD
                                                       QUARTER ENDED JUNE 30,                     ENDED JUNE 30,
                                                      -----------------------------          ---------------------------
                                                         1996               1995               1996             1995
                                                      ----------         ----------          ----------       ----------
Primary and Fully Diluted:
     Weighted average common shares
       outstanding for the period                          6,973              2,941               6,949            2,942
  Common equivalent shares:
     Convertible preferred stock                              --              2,235                  --            2,235
     Options and warrants                                    862                684                  --              684
     Shares pursuant to SAB 83                                --                261                  --              261
                                                          ======             ======             =======           ======
     Shares used in per share calculations                 7,835              6,121               6,949            6,122
     Net income                                           $1,015             $  673             $(4,087)          $  849
                                                          ======             ======             =======           ======
     Net income per share                                 $0.13              $ 0.11             $ (0.59)          $ 0.14
                                                          ======             ======             =======           ======
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